EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       As independent public accountants, we hereby consent to the incorporation of our report included in this Form 8-K/A-3, into the Company's previously filed Registration Statements on Form S-8 (No. 33-76614 and No. 333-46383) and on Form S-3 (No. 333-50769 and No. 333- 63915).

The Hague
January 22, 1999

/s/ Moret Ernst & Young Accountants

MORET ERNST & YOUNG ACCOUNTANTS